UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 6, 2004

INTERACTIVE BRAND DEVELOPMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-20958	86-0519152
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2200 SW 10th Street, Deerfield Beach, Florida 33442

(Address of Principal Executive Office) (Zip Code)

(954) 363-4797

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02     Termination of a Material Definitive Agreement

In July 2004, the Company entered into an agreement with PHSL Worldwide, Inc., formerly Penthouse International, Inc. (“PHSL”), to acquire 100% of the equity interests of Media Billing LLC and its subsidiary, Internet Billing Company LLC (“iBill”) from PHSL. Prior to July 2004, the Company had no business dealings or affiliation with PHSL. The American Stock Exchange objected to the closing of the iBill transaction and cited, among other factors, concerns that iBill may be inadvertently engaging in transactions with Web merchants that may offer pornographic materials on the Internet in violation of federal and state laws. The concerns expressed were not based on any specific finding of fact and were based on the American Stock Exchange view that a potential existed for such obscenity violations in the future. Although, based on its due diligence review, the Company does not believe that iBill had any instances of such violations in its prior nine years of operating history, as a result of the Company’s desire to retain its AMEX listing and certain recent adverse developments in the iBill business, on December 6, 2004, the Company and PHSL mutually agreed to terminate the agreement and cancel the proposed iBill acquisition.

The termination and settlement is subject to the execution of a definitive settlement and termination agreement between the parties, and obtaining the consent of the holders of the convertible securities described below.

In anticipation of the acquisition of iBill and to collateralize the Company’s obligations to holders of $9.525 million of its 10% notes due September 15, 2009 and $5.450 million of its series F preferred stock (issued in October 2004 to partially finance the Company’s investment in Penthouse Media Group, Inc.), PHSL and iBill granted such investors subordinated liens and security interests on the iBill equity and assets totaling $14.975 million. As part of the termination of the iBill acquisition, the Company will issue to PHSL a total of 20,000 shares of its Series D preferred stock convertible into 20.0 million shares of its common stock, subject to shareholder and AMEX approval, and pay to PHSL an additional $1.0 million by 2009, in consideration of the above financial guarantees which facilitated the Company’s ability to complete its previously disclosed $16.475 million private placement and related purchase of an equity interest in Penthouse Media Group, Inc. In connection with the proposed termination and settlement, PHSL and Media Billing will also agree to forgive $500,000 of indebtedness owed by the Company to Media Billing.

In addition to obtaining the above approvals of the termination of the iBill transaction, in order to avoid a potential violation of American Stock Exchange marketplace rules, the Company will request that the holders of its 10% notes, Series E preferred stock, Series F preferred stock and Series G preferred stock consent to the Company amending the certificate of designation of the Series G preferred stock to make the Series G preferred stock convertible into Company common stock, at the option of the holder of the Series G preferred stock, but only after the Company has obtained stockholder and American Stock Exchange approval for the Company’s issuance of the 10% notes, Series E preferred stock, Series F preferred stock and Series G preferred stock. The Company believes that such stockholder and American Stock Exchange approvals will be obtained on or before January 31, 2005.

In connection with the proposed iBill acquisition and pursuant to certain consulting agreements in connection therewith, the Company previously agreed to issue 4,000,000 shares of its common stock to certain consultants that participated in the iBill transaction, representing approximately 4.7% of the intended consideration to be delivered for iBill. The closing of the iBill transaction was not a condition precedent to the issuance of these consulting shares. To settle disputes regarding these obligations, the consultants have delivered the Company a general release of claims in exchange for 4,000,000 shares of the Company’s common stock. The issuance is subject to American Stock Exchange approval.

The Company intends to enter into a letter of intent to acquire a 99% equity interest in XTV Investments LLC, a company that owns a 51% interest in XTV, Inc. and a wholly owned interest of Nexcend Marketing, LLC. The Company cannot provide any assurances that it will enter into a definitive agreement to acquire XTV Investments or complete its acquisition of XTV Investments.

ITEM 9.01     Financial Statement and Exhibits

Exhibits	Description
2.1	iBill Settlement and Termination Agreement effective December 6, 2004*
2.2	Settlement and General Release Agreement with Consultants effective December 6, 2004*
4.1	Amended Certificate of Designation of Series D Preferred Stock*

*To be filed by amendment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Interactive Brand Development, Inc. has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

INTERACTIVE BRAND DEVELOPMENT, INC.

Date: December 13, 2004	By:	/s/ STEVE MARKLEY
Steve Markley Chief Executive Officer

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